Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES THIRD QUARTER
FISCAL 2025 RESULTS
HILLIARD, Ohio – (February 6, 2025) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and onsite septic wastewater industries today announced financial results for the fiscal third quarter ended December 31, 2024.
Third Quarter Fiscal 2025 Results
•Net sales increased $28.2 million or 4.3% to $690.5 million
•Net income decreased $24.6 million or 23.0% to $82.3 million
•Net income per diluted share decreased $0.30 or 22.3% to $1.04
•Adjusted EBITDA (Non-GAAP) decreased $12.7 million or 6.2% to $191.5 million
•Adjusted Earnings per share (Non-GAAP) decreased $0.28 or 20.3% to $1.09
Year-to-Date Fiscal 2025 Results
•Net sales increased $67.9 million or 3.1% to $2.3 billion
•Net income decreased $42.0 million or 10.1% to $375.8 million
•Net income per diluted share decreased $0.47 or 9.0% to $4.77
•Adjusted EBITDA (Non-GAAP) decreased $19.2 million or 2.6% to $712.5 million
•Adjusted Earnings per share (Non-GAAP) decreased $0.31 or 6.0% to $4.86

Scott Barbour, President and Chief Executive Officer of ADS commented, "The fiscal third quarter financial results were in line with expectations. The ADS business progressed on plan while the Infiltrator business modestly outperformed driven by double digit growth in both tanks and advanced treatment products. The construction market demand, pricing environment, material cost and operating performance played out like we thought they would going into the quarter."

"Reflecting on the 2024 hurricane season that concluded in November, it is clear that storm events are growing in their intensity and frequency. At the same time, it is becoming increasingly evident that much of the current stormwater infrastructure has not kept pace with this change, leaving many communities in a challenging position. In fact, a recent survey conducted by ADS and The Harris Poll showed 60% of Americans are concerned with stormwater infrastructure in their communities, up nearly 10% compared to the prior year. Additionally, 64% of Americans reported stormwater having a negative impact on their communities. ADS' solutions are uniquely positioned to address concerns around stormwater management, including flood mitigation and minimizing property damage, while continuing to support the development of more resilient communities."

"With the growing demand for water management solutions, we continue to add products and capacity to ensure we grow our leadership position in both stormwater and decentralized wastewater. In the third quarter, we closed the acquisition of Orenco, expanding our offering in a highly fragmented and fast-growing segment of advanced treatment in decentralized wastewater. We recently broke ground on an ADS Recycling facility expansion in Cordele, GA to increase capacity in the Southeast, and we will continue investing capital to support growth in markets like the Southeast where material conversion opportunities remain."

"As we move into the final quarter of this fiscal year, we are focused on executing our sales strategies and driving increased productivity. We will continue to deliver exceptional service to our customers and pursue profitable growth through attractive products, markets and partnerships, while at the same time investing capital and resources across our business to drive sustainable growth and profitability longer term."
Third Quarter Fiscal 2025 Results
Net sales increased $28.2 million, or 4.3%, to $690.5 million, as compared to $662.4 million in the prior year quarter. Domestic pipe sales decreased $5.7 million, or 1.6%, to $343.4 million. Domestic allied products & other sales increased $5.0 million, or 3.2%, to $161.5 million. Infiltrator sales increased $31.4 million, or 30.3%, to $135.3 million. Excluding the acquisition of Orenco Systems, Inc. ("Orenco"), Infiltrator organic revenue increased 5.8%. The overall increase in domestic net sales was primarily driven by demand in the construction end markets. International sales decreased $2.6 million, or 4.9%, to $50.4 million.
Gross profit decreased $18.3 million, or 7.0%, to $241.6 million as compared to $259.8 million in the prior year. The decrease in gross profit is primarily driven by unfavorable pricing and material cost as well as the mix impact from the inclusion of Orenco. This unfavorability was partially offset by favorable volume and mix of construction market and Infiltrator sales.

Selling, general and administrative expenses increased $9.5 million, or 10.4% to $100.8 million, as compared to $91.3 million. As a percentage of sales, selling, general and administrative expense was 14.6% as compared to 13.8% in the prior year, primarily driven by the acquisition of Orenco.

Net income per diluted share decreased $0.30, or 22.3%, to $1.04, as compared to $1.34 per share in the prior year quarter, primarily due to the factors mentioned above.
Adjusted EBITDA (Non-GAAP) decreased $12.7 million, or 6.2%, to $191.5 million, as compared to $204.2 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 27.7% as compared to 30.8% in the prior year.
Segment sales results are based on Net sales to external customers. Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA, Free Cash Flow and Adjusted Earnings per Share have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Year-to-Date Fiscal 2025 Results
Net sales increased $67.9 million, or 3.1%, to $2,288.5 million, as compared to $2,220.6 million in the prior year. Domestic pipe sales decreased $0.3 million, to $1,185.3 million. Domestic allied products & other sales increased $23.8 million, or 4.6%, to $544.5 million. Infiltrator sales increased $51.1 million, or 14.9%, to $394.0 million. Excluding the acquisition of Orenco Systems, Inc. ("Orenco"), Infiltrator organic revenue increased 7.5%. The overall increase in domestic net sales was primarily driven by demand in the construction end markets. International sales decreased $6.7 million, or 3.9%, to $164.6 million.
Gross profit decreased $26.0 million, or 2.9%, to $868.0 million as compared to $894.0 million in the prior year. The decrease in gross profit is primarily driven by unfavorable pricing and material cost, partially offset by favorable volume, mix and manufacturing costs.

Selling, general and administrative expenses increased $19.4 million, or 7.2% to $289.0 million, as compared to $269.5 million. As a percentage of sales, selling, general and administrative expense was 12.6% as compared to 12.1% in the prior year.
Net income per diluted share decreased $0.47, or 9.0%, to $4.77, as compared to $5.24 per share in the prior year. Results for fiscal 2024 include a $14.9 million gain on the sale of assets, which after considering the income tax impact of this gain impacted net income per diluted share by $0.13.
Adjusted EBITDA (Non-GAAP) decreased $19.2 million, or 2.6%, to $712.5 million, as compared to $731.8 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 31.1% as compared to 33.0% in the prior year.
Balance Sheet and Liquidity
Net cash provided by operating activities was $540.3 million, as compared to $700.3 million in the prior year. Free cash flow (Non-GAAP) was $373.9 million, as compared to $563.9 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $920.8 million as of December 31, 2024, an increase of $59.9 million from March 31, 2024.

On October 1, 2024, the Company completed the acquisition of Orenco, a leading manufacturer of decentralized wastewater management products serving residential and non-residential end markets. Orenco results are included in the Infiltrator segment.
ADS had total liquidity of $1,078.4 million, comprised of cash of $488.9 million as of December 31, 2024 and $589.6 million of availability under committed credit facilities. As of December 31, 2024, the Company’s trailing-twelve-month leverage ratio was 1.0 times Adjusted EBITDA.
In the nine months ended December 31, 2024, the Company repurchased 0.4 million shares of its common stock for a total cost of $69.9 million. As of December 31, 2024, approximately $147.7 million of common stock may be repurchased under the Company's existing share repurchase authorization.
Fiscal 2025 Outlook
Based on current visibility, backlog of existing orders and business trends, the Company is confirming its previously issued financial targets for fiscal 2025. Net sales are expected to be in the range of $2.900 billion to $2.975 billion and Adjusted EBITDA is expected to be in the range of $880 million to $920 million. Capital expenditures are expected to be approximately $225 million.
Conference Call Information
Webcast: Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.

Teleconference: To participate in the live teleconference, participants may register at https://registrations.events/direct/Q4I457861292. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call.
About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite septic wastewater solutions that manages the world’s most precious resource: water. ADS and its subsidiary, Infiltrator Water Technologies, provide superior stormwater drainage and onsite septic wastewater products used in a wide variety of markets and applications including commercial, residential, infrastructure and agriculture, while delivering unparalleled customer service. ADS manages the industry’s largest company-owned fleet, an expansive sales team, and a vast manufacturing network of approximately 70 manufacturing plants and 40 distribution centers. The company is one of the largest plastic recycling companies in North America, ensuring over half a billion pounds of plastic is kept out of landfills every year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.
Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; disruption or volatility in general business and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effect of global climate change; our ability to protect against cybersecurity incidents and disruptions or failures of our IT systems; our ability to assess and monitor the effects of artificial intelligence, machine learning, and robotics on our business and operations; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to appropriately address any environmental, social or governance concerns that may arise from our activities; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Michael.Higgins@adspipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands, except per share data)	2024	2023	2024	2023
Net sales	$690,538	$662,367	$2,288,484	$2,220,633
Cost of goods sold	448,944	402,518	1,420,495	1,326,647
Gross profit	241,594	259,849	867,989	893,986
Operating expenses:
Selling, general and administrative	100,778	91,289	288,962	269,525
(Gain) loss on disposal of assets and costs from exit and disposal activities	(477)	2,512	432	(10,669)
Intangible amortization	14,429	12,782	38,140	38,376
Income from operations	126,864	153,266	540,455	596,754
Other expense:
Interest expense	23,094	22,331	69,074	65,984
Interest income and other, net	(4,792)	(4,772)	(18,864)	(15,827)
Income before income taxes	108,562	135,707	490,245	546,597
Income tax expense	27,091	30,131	117,897	132,665
Equity in net income of unconsolidated affiliates	(818)	(1,304)	(3,437)	(3,880)
Net income	82,289	106,880	375,785	417,812
Less: net income attributable to noncontrolling interest	1,058	1,241	2,770	2,719
Net income attributable to ADS	$81,231	$105,639	$373,015	$415,093

Weighted average common shares outstanding:
Basic	77,540	77,857	77,541	78,455
Diluted	78,115	78,586	78,196	79,188
Net income per share:
Basic	$1.05	$1.36	$4.81	$5.29
Diluted	$1.04	$1.34	$4.77	$5.24
Cash dividends declared per share	$0.16	$0.14	$0.48	$0.42

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	December 31, 2024	March 31, 2024
ASSETS
Current assets:
Cash	$488,859	$490,163
Receivables, net	247,940	323,576
Inventories	476,369	464,200
Other current assets	31,928	22,028
Total current assets	1,245,096	1,299,967
Property, plant and equipment, net	1,017,555	876,351
Other assets:
Goodwill	720,543	617,183
Intangible assets, net	462,491	352,652
Other assets	156,569	122,760
Total assets	$3,602,254	$3,268,913
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$10,621	$11,870
Current maturities of finance lease obligations	30,944	18,015
Accounts payable	183,913	254,401
Other accrued liabilities	162,205	154,260
Accrued income taxes	407	1,076
Total current liabilities	388,090	439,622
Long-term debt obligations, net	1,253,129	1,259,522
Long-term finance lease obligations	114,927	61,661
Deferred tax liabilities	193,285	156,705
Other liabilities	88,437	70,704
Total liabilities	2,037,868	1,988,214
Mezzanine equity:
Redeemable common stock	95,250	108,584
Total mezzanine equity	95,250	108,584
Stockholders’ equity:
Common stock	11,693	11,679
Paid-in capital	1,269,230	1,219,834
Common stock in treasury, at cost	(1,219,404)	(1,140,578)
Accumulated other comprehensive loss	(38,378)	(29,830)
Retained earnings	1,427,891	1,092,208
Total ADS stockholders’ equity	1,451,032	1,153,313
Noncontrolling interest in subsidiaries	18,104	18,802
Total stockholders’ equity	1,469,136	1,172,115
Total liabilities, mezzanine equity and stockholders’ equity	$3,602,254	$3,268,913

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended December 31,
(Amounts in thousands)	2024	2023
Cash Flow from Operating Activities
Net income	$375,785	$417,812
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	133,671	112,014
Deferred income taxes	510	335
Loss (gain) on disposal of assets and costs from exit and disposal activities	432	(10,669)
Stock-based compensation	21,758	23,636
Amortization of deferred financing charges	1,533	1,533
Fair market value adjustments to derivatives	383	(162)
Equity in net income of unconsolidated affiliates	(3,437)	(3,880)
Other operating activities	(1,849)	5,720
Changes in working capital:
Receivables	83,059	67,230
Inventories	(179)	59,752
Prepaid expenses and other current assets	(2,564)	(534)
Accounts payable, accrued expenses, and other liabilities	(68,838)	27,475
Net cash provided by operating activities	540,264	700,262
Cash Flows from Investing Activities
Capital expenditures	(166,410)	(136,385)
Proceeds from disposition of assets	—	19,979
Acquisition, net of cash acquired	(237,310)	—
Other investing activities	831	527
Net cash used in investing activities	(402,889)	(115,879)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(5,250)	(5,250)
Payments on Equipment Financing	(3,909)	(6,361)
Payments on finance lease obligations	(17,820)	(8,624)
Repurchase of common stock	(69,922)	(178,187)
Cash dividends paid	(37,324)	(33,111)
Proceeds from exercise of stock options	8,927	3,956
Payment of withholding taxes on vesting of restricted stock units	(10,646)	(8,859)
Net cash used in financing activities	(135,944)	(236,436)
Effect of exchange rate changes on cash	(2,526)	1,271
Net change in cash	(1,095)	349,218
Cash and restricted cash at beginning of period	495,848	217,128
Cash and restricted cash at end of period	$494,753	$566,346

RECONCILIATION TO BALANCE SHEET
Cash	$488,859
Restricted cash	5,894
Total cash and restricted cash	$494,753

Selected Financial Data
The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	December 31, 2024			December 31, 2023
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$356,010	$(12,607)	$343,403	$360,733	$(11,629)	$349,104
Infiltrator	152,384	(17,083)	135,301	131,144	(27,273)	103,871
International
International - Pipe	36,909	(2,860)	34,049	44,203	(5,420)	38,783
International - Allied Products & Other	16,372	(58)	16,314	14,166	(1)	14,165
Total International	53,281	(2,918)	50,363	58,369	(5,421)	52,948
Allied Products & Other	165,233	(3,762)	161,471	159,162	(2,718)	156,444
Intersegment Eliminations	(36,370)	36,370	—	(47,041)	47,041	—
Total Consolidated	$690,538	$—	$690,538	$662,367	$—	$662,367

	Nine Months Ended
	December 31, 2024			December 31, 2023
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$1,227,288	$(41,972)	$1,185,316	$1,217,302	$(31,672)	$1,185,630
Infiltrator	456,104	(62,093)	394,011	406,361	(63,405)	342,956
International
International - Pipe	125,281	(10,150)	115,131	133,787	(9,219)	124,568
International - Allied Products & Other	49,664	(174)	49,490	46,789	(27)	46,762
Total International	174,945	(10,324)	164,621	180,576	(9,246)	171,330
Allied Products & Other	556,920	(12,384)	544,536	528,303	(7,586)	520,717
Intersegment Eliminations	(126,773)	126,773	—	(111,909)	111,909	—
Total Consolidated	$2,288,484	$—	$2,288,484	$2,220,633	$—	$2,220,633
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to Adjusted EBITDA, Free Cash Flow and Adjusted Earnings per Share, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided a reconciliation of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided a reconciliation of cash flow from operating activities to Free Cash Flow.
Adjusted Earnings per Share excludes (gains) losses on disposals of assets or business, restructuring expenses, impairment charges and transaction costs. Adjusted Earnings per Share is a measure used by management and may be useful for investors to evaluate the Company's operational performance.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income, Free Cash Flow to Cash Flow from Operating Activities, and Adjusted Earnings per Share to Diluted Earnings per Share, the most comparable GAAP measures, for each of the periods indicated.
Reconciliation of Adjusted Gross Profit to Gross Profit

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands)	2024	2023	2024	2023
Segment Adjusted Gross Profit
Pipe	$90,900	$115,621	$348,559	$402,126
Infiltrator	78,285	68,392	250,835	216,319
International	12,071	14,012	49,179	51,380
Allied Products & Other	92,938	88,150	314,129	300,574
Intersegment Elimination	1,749	(1,922)	180	(4,431)
Total Segment Adjusted Gross Profit	275,943	284,253	962,882	965,968
Depreciation and amortization	30,754	23,088	88,502	68,509
Stock-based compensation expense	1,335	1,316	4,131	3,473
Inventory step-up related to Orenco acquisition	2,260	—	2,260	—
Total Gross Profit	$241,594	$259,849	$867,989	$893,986
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands)	2024	2023	2024	2023
Net income	$82,289	$106,880	$375,785	$417,812
Depreciation and amortization	47,766	38,053	133,671	112,014
Interest expense	23,094	22,331	69,074	65,984
Income tax expense	27,091	30,131	117,897	132,665
EBITDA	180,240	197,395	696,427	728,475
(Gain) loss on disposal of assets and costs from exit and disposal activities	(477)	2,512	432	(10,669)
Stock-based compensation expense	7,798	7,402	21,758	23,636
Transaction costs	5,924	1,030	8,619	3,054
Interest income	(4,545)	(6,515)	(18,478)	(15,141)
Other adjustments(a)	2,545	2,382	3,775	2,414
Adjusted EBITDA	$191,485	$204,206	$712,533	$731,769
(a)Includes derivative fair value adjustments, foreign currency transaction (gains) losses, legal settlements, inventory step-up costs, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense.

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Nine Months Ended December 31,
(Amounts in thousands)	2024	2023
Net cash flow from operating activities	$540,264	$700,262
Capital expenditures	(166,410)	(136,385)
Free cash flow	$373,854	$563,877
Reconciliation of Diluted Earnings per Share to Adjusted Earnings per Share

The following table presents diluted earnings per share on an adjusted basis to supplement the Company's discussion of its results of operations herein.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2024	2023	2024	2023
Diluted Earnings Per Share	$1.04	$1.34	$4.77	$5.24
(Gain) loss on disposal of assets and costs from exit and disposal activities	(0.01)	0.03	0.01	(0.13)
Transaction costs	0.08	0.01	0.11	0.04
Income tax impact of adjustments (a)	(0.02)	(0.01)	(0.03)	0.02
Adjusted Earnings per Share	$1.09	$1.37	$4.86	$5.17

(a) The income tax impact of adjustments to each period is based on the statutory tax rate.